FAX NEWS RELEASE

For further information:
The Manitowoc Company, Inc.	Timothy M. Wood	Steven C. Khail
P.O. Box 66 ◆ Manitowoc WI 54221-0066	Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1767	Direct Dial: 920-652-1713
	Email: twood@manitowoc.com	Email: skhail@manitowoc.com

NEWS for Immediate Release

Manitowoc Reports Record First-Quarter Revenue and Strong Cash Flow,
Also Posts Modest Earnings Following Marine Strike

Foodservice segment delivers strong performance

MANITOWOC, WI - April 30, 2003 - The Manitowoc Company, Inc. (NYSE: MTW) today reported record revenue and strong cash flow for the first quarter ended March 31, 2003. Net sales were $379.3 million, increasing 34 percent from $283.0 million during the same period last year. Net earnings were $0.5 million, or $0.02 per diluted share, compared with a loss of $30.2 million, or a loss of $1.22 per diluted share, in the first quarter of 2002. Earnings per share were $0.27 in the first quarter of 2002 before the cumulative effect of accounting change.

Consistent with the guidance included in our press release of March 25, the Marine group was responsible for a $0.13 decline in this quarter's earnings per share versus the prior year. The majority of this shortfall was due to a 44-day strike at Marinette Marine. The work stoppage, which was resolved on March 7, saw the return of all 700 shipyard workers by March 17th as part of a new four-year labor agreement.

"Despite the labor issues at Marinette Marine, our record revenues, strong cash from continuing operations, and superb Foodservice performance point to the benefits of our diversified business model and the success of our new products," said Terry D. Growcock, Manitowoc's chairman and chief executive officer. "With initiatives underway to improve the performance in our Crane segment, the resolution of the Marinette strike, and the strong results of our Foodservice business, we are positioned for improved performance as the year progresses."

Highlights include:

  $25.1 million in operating cash flow from continuing operations during a quarter which is typically a use of cash,
  An additional $8.0 million from the sale of assets,
  Resolution of the work stoppage at Marinette Marine without lost orders,
  Growth in Foodservice market share despite soft demand, thanks to successful new-product introductions, and
  Growth in telescopic crane and boom-truck market shares.

Business Segment Results
Net sales in the Crane segment increased 85 percent to $238.9 million when compared to the first quarter of 2002. Excluding the Grove acquisition, net sales declined 32 percent, due primarily to continued depressed demand for crawler cranes in the US market. Operating earnings were $6.9 million, down 45 percent from 2002. Underlying factors included lower crawler crane volumes, a shift in product mix toward smaller cranes, and competitive pricing. As of March 31, total Crane segment backlog stood at $202.1 million.

"Global demand for cranes, particularly crawler cranes, continues to be adversely affected by weak non-residential construction as well as deferrals in spending for power plant renovation," added Growcock. "Since peaking in 1999, the global crawler crane industry has seen three consecutive years of retraction, including market declines of 16 percent in 2001, 22 percent in 2002, and forecasts for even greater declines this year. Despite this unfavorable trend, Manitowoc has weathered these difficult times by our increasing global presence and our continued integration success."

"During the first quarter we retained or improved our market share positions in our main product categories," continued Growcock. "In addition, our worldwide integration and reorganization efforts are proceeding as planned. Not only will we achieve the $20 million in cost-savings that we identified during the assimilation process, we are confident an additional $10 million of savings could be realized by year's end."

Foodservice sales increased 2 percent to $105.0 million compared to the same period last year. Operating profit of $12.2 million improved 30 percent over the first quarter of 2002, (excluding the $3.9 million plant consolidation charge in 2002), due to modest revenue growth, ongoing cost improvements, and improved performance by Diversified Refrigeration, Inc. (DRI), the Foodservice segment's private-label contract-manufacturing operation. "Although demand for foodservice equipment is expected to decline slightly in 2003, we continue to outperform the industry," explained Growcock. "Our ice machine and beverage equipment shipments increased during the quarter, while overall industry shipments declined. To continue this trend, our new-product development is forging ahead at an exceptional pace, with several major introductions scheduled for later this year."

Marine sales of $35.3 million were down 31 percent, and operating profit of $0.6 million slipped 90 percent, compared to the first-quarter results in 2002. Both declines were primarily due to the strike at Marinette Marine, however current production at this facility has returned to normal levels. Work at our other shipyards is matching seasonal trends, while our repair activities for the first quarter tracked slightly higher than last year's level.

"Looking ahead in the Marine segment, we anticipate some near-term pressure in new shipbuilding projects, as customers experience delays in securing funding. However, in the longer term, there are significant opportunities in both commercial and defense-related projects. We believe we are well-positioned to take advantage of these opportunities as they materialize," stated Growcock.

Strategic Update
"Despite current economic conditions, we continue to focus on our proven strategies of operational excellence and new-product development to grow market share and to position our businesses to excel when our markets and the economy improve," said Growcock. "In addition, we have identified five key objectives to further improve our operations, efficiencies, market shares, and financial performance.

"First, we will increase our operating efficiencies and enhance our position as the worldwide leader in lift solutions. This emphasizes our capabilities as a global manufacturer with cross-selling opportunities to expand our global market share.

"Second, we will nurture and grow our core Foodservice operations through new-product introductions and improved operating systems.

"Third, we will continue to grow our Marine operations by leveraging the strengths and capabilities of our shipyards to enhance our backlog with additional commercial, government, and military shipbuilding opportunities.

"Fourth, we will continue to consolidate and rationalize existing operations, while divesting non-core operations and facilities as we did with the sale of Femco during the first quarter.

"Finally, we will strengthen our financial structure by intensifying our focus on cash flow from operations and debt reduction. Our goal is to achieve a debt-to-capital ratio target of 55 percent within the next 18 to 24 months," added Growcock.

Earnings Guidance
"Due to the first-quarter earnings impact of the Marinette strike, the current projections that Marine revenues will be off 15 to 20 percent from 2002 levels, coupled with sluggish demand for crawler cranes, we are revising our guidance for the year," said Growcock. "We are now targeting a full-year diluted EPS range of $1.50 to $1.75, and we expect to exceed our target of $100 million in cash from operations."

Conference Call
The Manitowoc Company will host a conference call today, April 30, at 10:00 a.m. Eastern Time. The call will also be broadcast live, via the Internet, at Manitowoc's Web site: http://www.manitowoc.com.

About The Manitowoc Company
The Manitowoc Company, Inc. is the world's largest provider of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, boom trucks, and aerial work platforms. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

Forward-looking Statements
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

  Manitowoc's anticipated revenue gains, margin improvements, and cost savings, new foodservice and crane product introductions,
  foreign currency fluctuations,
  the risks associated with growth,
  geographic factors and political and economic risks,
  added financial leverage resulting from the Potain and Grove acquisitions, actions of company competitors,
  changes in economic or industry conditions generally or in the markets served by our companies,
  Great Lakes water levels,
  steel industry conditions,
  work stoppages and labor negotiations and relations,
  health epidemics,
  legislative actions affecting laws, rules, and regulations relating to our business, the funding and awarding of government and defense-related contracts, the ability of our customers to receive financing, and,
  the ability to complete and appropriately integrate acquisitions, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Company Contact:
Timothy M. Wood
Vice President &
Chief Financial Officer
920-652-1767

THE MANITOWOC COMPANY, INC
Unaudited Consolidated Financial Information
For the First Quarter of Calendar Years 2003 and 2002
(In thousands, except per-share data)

INCOME STATEMENT

	QUARTER ENDED March 31 2003	QUARTER ENDED March 31 2002
Net sales	$ 379,251	$ 283,025
Cost of sales	300,121	215,284
Gross profit	79,130	67,741
Engineering, selling & administrative	63,497	43,320
Amortization	704	587
Plant consolidation costs	-	3,900
Operating earnings	14,929	19,934
Interest expense	(14,638)	(10,612)
Other income - net	33	702
Earnings from continuing operations before taxes on income	324	10,024
Provision for taxes on income	110	3,910
Earnings from continuing operations	214	6,114
Discontinued operations:		
Earnings from discontinued operations, net of income taxes	31	476
Gain on sale of discontinued operations, net of income taxes	290	-
Cumulative effect of accounting change, net of income taxes	-	(36,800)
NET EARNINGS (LOSS)	$ 535	$ (30,210)
BASIC EARNINGS (LOSS) PER SHARE:		
Earnings from continuing operations	$ 0.01	$ 0.25
Earnings from discontinued operations, net of income taxes	0.00	0.02
Gain on sale of discontinued operations, net of income taxes	0.01	-
Cumulative effect of accounting change, net of income taxes	-	(1.52)
BASIC EARNINGS (LOSS) PER SHARE	$ 0.02	$ (1.24)
DILUTED EARNINGS (LOSS) PER SHARE:		
Earnings from continuing operations	$ 0.01	$ 0.25
Earnings from discontinued operations, net of income taxes	0.00	0.02
Gain on sale of discontinued operations, net of income taxes	0.01	-
Cumulative effect of accounting change, net of income taxes	-	(1.48)
DILUTED EARNINGS (LOSS) PER SHARE	$ 0.02	$ (1.22)
AVERAGE SHARES OUTSTANDING:		
Average Shares Outstanding - Basic	26,542	24,284
Average Shares Outstanding - Diluted	26,582	24,784

SEGMENT SUMMARY

	QUARTER ENDED March 31 2003	QUARTER ENDED March 31 2002
Net sales from continuing operations:		
Cranes and related products	$ 238,914	$ 129,375
Foodservice products	105,037	102,777
Marine	35,300	50,873
Total	$ 379,251	$ 283,025
Operating earnings (loss) from continuing operations:		
Cranes and related products	$ 6,943	$ 12,664
Foodservice products	12,227	9,375
Marine	597	5,927
General corporate expense	(4,134)	(3,545)
Amortization	(704)	(587)
Foodservice plant consolidation	-	(3,900)
Total	$ 14,929	$ 19,934

THE MANITOWOC COMPANY, INC
Unaudited Consolidated Financial Information
For the First Quarter of Calendar Years 2003 and 2002
(In thousands)

BALANCE SHEET

ASSETS	March 31 2003	December 31 2002
Current assets:		
Cash & temporary investments	$ 35,527	$ 30,406
Accounts receivable	223,888	226,091
Inventories	272,391	255,218
Other current assets	144,049	135,449
Total current assets	675,855	647,164
Intangible assets	509,973	507,637
Other assets	80,686	103,021
Property, plant & equipment - net	316,970	319,301
TOTAL ASSETS	$ 1,583,484	$ 1,577,123

LIABILITIES & STOCKHOLDERS' EQUITY	March 31 2003	December 31 2002
Current liabilities:		
Accounts payable & accrued expenses	$ 428,766	$ 386,490
Current portion of long-term debt	31,902	33,328
Short-term borrowings	8,053	9,304
Product warranties	30,900	31,276
Total current liabilities	499,621	460,398
Long-term debt	610,988	623,547
Other non-current liabilities	182,440	198,063
Stockholders' equity	290,435	295,115
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$ 1,583,484	$ 1,577,123

CASH FLOW SUMMARY

	THREE MONTHS ENDED March 31 2003	2002
Net earnings (loss) from continuing operations, extraordinary item & accounting change	$ 535	$ (30,210)
Non-cash adjustments to income	11,903	47,537
Changes in operating assets and liabilities	12,644	(14,664)
Net cash provided by operating activities of continuing operations	25,082	2,663
Net cash used for operating activities of discontinued operations	(274)	(3,684)
Net cash provided by (used for) operating activities	24,808	(1,021)
Business acquisitions - net	-	(4,017)
Capital expenditures	(4,309)	(6,818)
Proceeds from sale of fixed assets	967	5,771
Net cash provided by (used for) investing activities of discontinued operations	6,989	(172)
Payments on long-term borrowings - net	(21,992)	(4,065)
Proceeds (payments) from revolver borrowings - net	(1,251)	14,100
Dividends paid	-	-
Debt issuance costs	(662)	-
Stock options exercised	-	232
Effect of exchange rate changes on cash	571	(147)
Net increase in cash & temporary investments	$ 5,121	$ 3,863